EXHIBIT 5.01





                 [ON LETTERHEAD OF GALILEO INTERNATIONAL, INC.]



                                                  March 9, 2000

Galileo International, Inc.
9700 West Higgins Road, suite 400
Rosemont, Illinois  60018

         Re: The Trip.com, Inc. 1997 Stock Plan

         I am Senior Vice President and General Counsel of Galileo International, Inc. (the "Company"). I am rendering this opinion in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company's Common Stock, par value $0.01 per share (the "Galileo Common Stock") deliverable in accordance with The Trip.com, Inc. 1997 Stock Plan (the "Plan") as referred to in such Registration Statement.

         I have not investigated the laws of any jurisdiction but Delaware, and do not express an opinion on the laws of any jurisdiction but Delaware.

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, I am of the opinion that the Galileo Common Stock deliverable in accordance with the Plan are duly authorized and when so delivered will be legally issued and fully paid.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                          Very truly yours,


                                                      /s/Anthony C. Swanagan
                                                     Anthony C. Swanagan, Esq.